Exhibit 2.1

ASSET PURCHASE AGREEMENT
Asset Purchase Agreement (“Agreement”), dated March 19, 2017 (the “Effective Date”) between BlueLink Pharmaceuticals, Inc., a Delaware corporation (“COMPANY”) and Cerulean Pharma Inc., a Delaware corporation (“Cerulean”). COMPANY and Cerulean are each separately referred to as a “Party” and are collectively referred to as the “Parties”.
BACKGROUND
Whereas, Cerulean is a biopharmaceutical company, which has developed proprietary nanoparticle-drug conjugate therapeutics including CRLX101 and CRLX301 (“Products”) as more fully described in Exhibit B;
Whereas, Cerulean owns or controls certain intellectual property rights relating to the Products; and
Whereas, COMPANY wishes to purchase, and Cerulean wishes to sell and transfer all right title and interest to said Products and the accompanying intellectual property rights under the terms and conditions set forth herein.
In consideration of the respective representations, warranties, covenants, and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
Article I
Definitions
“Affiliate” means, with respect to a specified Party, any Person that directly or indirectly controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” or “controlled” means direct or indirect ownership of 50% or more of the shares of stock entitled to vote for the election of directors in the case of a corporation, status as a general partner in any partnership, ownership of 50% or more of the entity’s equity interest in the case of any other type of legal entity, or any other arrangement whereby the Person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity or the ability to otherwise cause the direction of the management or policies of the corporation or other entity. The Parties acknowledge that, in the case of entities organized under the Applicable Laws of certain countries where the maximum percentage ownership permitted by Applicable Law for a foreign investor is less than 50%, that lower percentage will be substituted in the preceding sentence if the foreign investor has the power to direct the management and policies of that entity.
“Agreement” has the meaning set forth in the preamble, and will include, for the avoidance of doubt, all Exhibits attached hereto.
“Applicable Law” means any applicable national, supranational, federal, state, local, or foreign law, statute, ordinance, principle of common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license, or permit of any Government Authority.
“Assigned Assets” has the meaning set forth in Section 2.1.
“Assigned Contracts” has the meaning set forth in Section 2.1.
“Assigned CRO Agreements” means the agreements that Cerulean has with Third Parties conducting research, Development, or manufacturing activities with respect to the Products as set forth on Exhibit C.
“Assigned Know How” means the Know How owned by Cerulean as of the Effective Date, to the extent such Know How solely and exclusively relates to the Products.
“Assigned Patent Rights” means the Patent Rights set forth on Exhibit A.
“Assumed Liabilities” has the meaning set forth in Section 2.2
“Bill of Sale” has the meaning set forth in Section 2.6(a).
“Cerulean Indemnitee” has the meaning set forth in Section 5.2.
“Claims” means all Third Party demands, claims, actions, proceedings, and liability (whether criminal or civil, in contract, tort, or otherwise).

Exhibit 2.1

“Clinical Trial Investigator” has the meaning set forth in Section 3.2(l).
“Closing” has the meaning set forth in Section 2.6.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commercialize” means any and all activities directed to manufacturing, marketing, promoting, distributing, importing, exporting, using, offering to sell or selling a therapeutic, diagnostic, palliative, and/or prophylactic product, as well as activities directed to obtaining pricing approvals and medical affairs activities, as applicable.
“Control” or “Controlled” means, with respect to any Intellectual Property Right, the possession by a Party (whether by ownership, license, or otherwise) of the ability (without taking into account any rights granted by one Party to the other Party under the terms of this Agreement) to grant access to, or a license or sublicense of, such rights or property, without violating the terms of any agreement or other arrangement with any Third Party.
“COMPANY Indemnitee” has the meaning set forth in Section 5.1.
“CRLX101” means the clinical candidate Controlled by Cerulean referred to as CRLX101.
“CRLX301” means the clinical candidate Controlled by Cerulean referred to as CRLX301.
“CRO” means a counterparty to an Assigned CRO Agreement or a Retained CRO Agreements, as applicable.
“Develop” or “Development” means drug development activities, including reformulation, test method development and stability testing, assay development and audit development, toxicology, formulation, quality assurance/quality control development, statistical analysis, pre-clinical studies, clinical studies, packaging development, regulatory affairs, and the preparation, filing, and prosecution of regulatory applications, interactions with regulatory authorities, as well as related medical affairs, as well as manufacturing, process development, production and distribution of clinical supply materials.
“FDA” means the U.S. Food and Drug Administration.
“Government Authority” means any domestic or foreign entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission, court, tribunal, judicial body or instrumentality of any union of nations, federation, nation, state, municipality, county, locality, or other political subdivision thereof.
“Hercules Consent” means the letter agreement by and between Cerulean and Hercules Technology Growth Capital, Inc. (“Hercules”), consenting to the transactions contemplated by this Agreement.
“IND” means investigational new drug.
“IND Applications” means IND numbers set forth on Exhibit F filed with the FDA.
“Indemnification Claim Notice” has the meaning set forth in Section 5.3.2.
“Indemnified Party” has the meaning set forth in Section 5.3.2.
“Indemnifying Party” has the meaning set forth in Section 5.3.2.
“Intellectual Property Rights” means Patent Rights and Know How.
“IP Assignment” has the meaning set forth in Section 2.6(a).
“Know How” means any information, inventions, trade secrets or technology, whether or not proprietary or patentable and whether stored or transmitted in oral, documentary, electronic, or other form. Know How will include non-patented inventions, ideas, concepts, formulas, methods, procedures, designs, compositions, plans, documents, data, discoveries, developments, techniques, protocols, specifications, works of authorship, biological materials, and any information relating to research and development plans, experiments, results, compounds, services and service protocols, clinical and preclinical data, clinical trial results, and manufacturing information and plans.
“License Agreement” means the agreement attached as Exhibit D, under which Cerulean grants (i) a license under those Patent Rights other than the Assigned Patent Rights owned or Controlled by Cerulean as of the Effective Date, to research, develop and commercialize the Products, (ii) one or more sublicenses under the Retained Third Party License Agreements to the extent necessary to allow COMPANY to research, develop and commercialize the Products, and (iii) a

Exhibit 2.1

license under Know How other than the Assigned Know How owned or Controlled by Cerulean, as of the Effective Date, to the extent such Know How is necessary to Practice the Products.
“Liens” has the meaning set forth in Section 2.1.
“Losses” shall include shall include any loss, damage, injury, liability, Claim, settlement, judgment, award, fine, penalty, tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.
“Other Purchased Assets” has the meaning set forth in Section 2.1.
“Party” and “Parties” has the meaning set forth in the preamble.
“Patent Rights” means patents and all substitutions, divisions, continuations, continuations-in-part, reissues, reexaminations, and extensions thereof and supplemental protection certificates relating thereto, and all counterparts thereof or substantial equivalents in any country (collectively, “Patents”), and any applications or provisional applications for any of the foregoing (“Patent Applications”) and including the right to claim all benefits and priority rights to any Patent Applications under any applicable convention.
“Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.
“Post-Effective Date Tax Period” means any taxable year or period that begins after the Effective Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning the day after the Effective Date.
“Practice” means, with respect to Patent Rights, to make, use, sell, offer for sale, or import (or have made, have used, have sold, have offered for sale, or have imported), and, with respect to Know How, to use, practice and disclose (or have used, practiced and disclosed) or assert said Patent Rights or Know-How against Third Parties as such relates to the Products.
“Pre-Effective Date Period” has the meaning set forth in Section 2.5(b).
“Pre-Effective Date Tax Period” shall mean any taxable year or period that ends on or before the Effective Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Effective Date.
“Proprietary Information” means all Know How or other information, including proprietary information and materials (whether or not patentable) regarding a Party’s or its Affiliate’s technology, products, services, business information, or objectives, that is treated as confidential by the disclosing Party or its Affiliates in the regular course of its business or is otherwise designated as confidential by the disclosing Party or its Affiliates, whether existing before or after the Effective Date, that is (a) provided or supplied to the other Party or its Affiliates in connection with this Agreement and (b) in the case of COMPANY, solely and exclusively related to the Products. For the avoidance of doubt, (i) prior to the Effective Date, all Assigned Know How and all information relating or concerning the other Assigned Assets will be the Proprietary Information of Cerulean; (ii) except as otherwise set forth herein, following the Effective Date, all Assigned Know How and all information solely and exclusively related to the other Assigned Assets will be the Proprietary Information of COMPANY; and (iii) the terms of this Agreement will be deemed to be the Proprietary Information of both Parties.
“Regulatory Documentation” means, with respect to the Products, the IND Applications, all information and documentation supporting the IND Applications, and all available information or documentation filed, or otherwise submitted to the FDA, in support of, or otherwise in connection with, the IND Applications, including all laboratory, preclinical, clinical and manufacturing data, information and reports; drug dossiers; master files; reports; records; investigator brochures; protocols; informed consents; sponsor and investigator forms; amendments; relevant correspondence and other documentation.
“Release Date” is the date upon which Cerulean provides reasonable evidence in a form reasonably satisfactory to COMPANY that all Liens on the Assigned Assets have been released.
“Retained Agreements” means the Retained CRO Agreements and the Retained Third Party License Agreements.
“Retained CRO Agreements” means the agreements that Cerulean has with Third Parties conducting research, Development, or manufacturing activities with respect to the Products other than the Assigned CRO Agreements.
“Retained Liabilities” has the meaning set forth in Section 2.2.

Exhibit 2.1

“Retained Third Party License Agreements” means the license agreements between Cerulean and a Third Party, pursuant to which any Patent Rights or Know How relating to the Products are licensed to Cerulean, other than the SUNY Agreement.
“Straddle Period” means any taxable year or period that begins on or before and ends after the Effective Date.
“SAFC Agreement” means the Process Development and Manufacturing Services Agreement by and between Sigma-Aldrich, Inc. (“SAFC”) and the Company, effective June 20, 2011, as amended.
“SUNY Agreement” means the Patent License Agreement by and between the Research Foundation of State University of New York and the Company, effective August 31, 2007, as amended.
“Tax” or “Taxes” means any and all U.S. federal, state, provincial, or local and non-U.S. taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Government Authority, including income, franchise, windfall or other profits, gross receipts, property, transfer, documentary, sales, use, stamp, registration, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, excise, withholding, ad valorem or value added taxes.
“Tax Return” means any U.S. federal, state, provincial, local or non-U.S. return, estimate, information statement, form or report required to be filed with a Government Authority with respect to Taxes.
“Third Party” means any Person other than Cerulean or COMPANY and their respective Affiliates.
“Transaction Documents” has the meaning set forth in Section 3.1(b).
Article II
ASSIGNMENT, ASSET TRANSFER and CONSIDERATION
Section 2.1    Assignment.
Effective as of the Effective Date, and without further action on the part of either of the Parties, Cerulean hereby assigns and transfers to COMPANY, free and clear from any claim, liability, mortgage, pledge, security interest, encumbrance, license, charge, encumbrance or other lien of any kind (whether arising by contract or by operation of law) (each, a “Lien”), (a) all of Cerulean’s right, title and interest to the Assigned Patent Rights and Assigned Know How limited to the field of research, Development, and Commercialization of the Products; (b) the IND Applications (subject to the filing of necessary transfer documents with the applicable Government Authority); (c) all records, solely and specifically pertaining to all of the foregoing assets (which records Cerulean shall use commercially reasonable efforts to deliver to COMPANY within the thirty (30) days following the Effective Date), except, for the avoidance of doubt, records relating to Taxes, (d) all of Cerulean’s claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind against Third Parties relating to all of the foregoing assets, except, for the avoidance of doubt, in respect of Taxes (including Tax refunds and Tax deposits) for the Pre-Effective Date Tax Period; (e) the benefit of any attorney-client privilege or attorney-work product privilege pertaining to the foregoing assets; (f) such other assets related to the Products as agreed upon by the Parties and set forth in Exhibit E (“Other Purchased Assets”); and (g) all of Cerulean’s right, title and interest to, and obligations under, the SUNY Agreement ((a) through (g) collectively, the “Assigned Assets”). Cerulean shall provide such documents and take such further actions as reasonably requested by COMPANY to more fully assign and transfer the Assigned Assets.
Section 2.2    No Assumption of Liabilities.
COMPANY shall not assume or be obligated to pay any liabilities or obligations of Cerulean other than those liabilities arising after the Effective Date under the Assigned Assets that (a) do not arise from or relate to any breach by Cerulean of the Assigned Contracts, and (b) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Effective Date that, with notice or lapse of time, would constitute or result in a breach of any of such Assigned Contracts (collectively, “Assumed Liabilities”). All liabilities or obligations of Cerulean that are not Assumed Liabilities shall be collectively referred to as the “Retained Liabilities”. Cerulean shall be responsible for and shall pay when due all of its Retained Liabilities, including (i) all of its obligations and liabilities, including all obligations and liabilities arising out of, related to or in connection with any circumstances, causes of action, breach, violation, default or failure to perform with respect to the Assigned Assets prior to the Effective Date, (ii) any liabilities in respect of Taxes of Cerulean, (iii) any liabilities in respect of Taxes relating to the Products or the Assigned Assets that were incurred in or are attributable to the Pre-Effective Date Tax Period, and (iv) any Taxes arising in connection with the transactions contemplated by this Agreement. Nothing contained in this Agreement shall be construed as an agreement by COMPANY to assume any liability or to perform any obligation of Cerulean, whether known or unknown, fixed or contingent, asserted or unasserted, accrued or

Exhibit 2.1

unaccrued, matured or unmatured, liquidated or unliquidated (including those arising out of any contract or tort, whether based on negligence, strict liability or otherwise) other than the Assumed Liabilities.
Section 2.3    Consideration.
Within the five (5) business days following the Release Date, COMPANY shall pay to Cerulean $1,500,000 (the “Purchase Price”) via wire transfer.
Section 2.4    Transfer of Know How; Documents.
(a)     Within the thirty (30) days following the Effective Date, Cerulean, without additional consideration, shall disclose and transfer to COMPANY or its designated Affiliate the Assigned Know How. To the extent that any such Assigned Know How is in the possession of a CRO or other Third Party, Cerulean will direct such CRO or other Third Party to transfer such Assigned Know How to COMPANY not later than sixty (60) days after the Effective Date or upon such schedule as may be agreed upon by COMPANY and the Third Party.
(b)     Within the thirty (30) days following the Effective Date, Cerulean, without additional consideration, shall disclose and transfer to COMPANY or its designated Affiliate (i) the data, reports rights and obligations pertaining to ongoing stability studies for the Products, (ii) production records, development reports, quality and technical agreements and audit reports pertaining to the Products, (iii) the Regulatory Documentation, and (iv) all clinical data from all sites at which clinical trials were conducted by Cerulean on the Products or which were contracted by Cerulean for the conduct of clinical trials on the Products, in the case of (i) and (ii) that are set forth on Schedule 2.4.
(c)    As soon as possible after the Effective Date, and in coordination with COMPANY, Cerulean, without additional consideration, shall disclose and transfer to COMPANY or its designated Affiliates the IND Applications.
Section 2.5    Post-Effective Date Covenants. Within the thirty (30) days following the Effective Date:
(a)Cerulean shall provide an unredacted copy of the SAFC Agreement with Company, and Cerulean will use commercially reasonable efforts to assist COMPANY in negotiating with SAFC to enter into a separate agreement, on substantially similar terms to the SAFC Agreement, between SAFC and COMPANY;

(b)Cerulean shall use commercially reasonable efforts to assign to COMPANY the Assigned CRO Agreements, including using commercially reasonable efforts to obtain written consents from the relevant counterparties where required; provided, however, that to the extent Cerulean does not obtain the required consent for an Assigned CRO Agreement within such thirty (30) day period, such agreement shall not be deemed an Assigned Contract and shall instead be deemed a Retained Liability (such Assigned CRO Agreements as are successfully assigned to COMPANY within such thirty (30) day period, collectively with the SUNY Agreement, the “Assigned Contracts”; each Assigned Contract shall be considered an Assigned Asset for purposes of this Agreement as of the date of its successful assignment to COMPANY);

(c)Cerulean shall use reasonable best efforts to purchase a tail to Cerulean’s clinical trial insurance (and provide evidence of such purchase in a form reasonably satisfactory to COMPANY), in an amount of Seven Million Five Hundred Thousand U.S. Dollars (U.S. $7,500,000) combined single limit, to cover all liabilities arising from the clinical trials of the Products conducted by or on behalf of Cerulean on or before the Effective Date; and

(d)Cerulean will provide COMPANY with a true and complete copy of all Regulatory Documentation generated on or before the Effective Date that is required by any regulatory authority with respect to the Products.

Section 2.6    Closing; Effective Date and Deliveries.
The consummation of the transactions contemplated by this Agreement (the “Closing” shall take place at the offices of COMPANY, NewLink Genetics Corporation, 2503 South Loop Drive, Suite 5100, Ames, Iowa 50010, by electronic mail or other electronic transmission, U.S. mail or overnight courier, simultaneously with the execution of this Agreement.
(a)At the Closing, COMPANY shall deliver to Cerulean the following:

(i)	a bill of sale, assignment and assumption agreement (the “Bill of Sale”), executed by a duly appointed officer of COMPANY;

(ii)	an assignment of intellectual property (the “IP Assignment”), executed by a duly appointed officer of COMPANY;

Exhibit 2.1

(b)At the Closing, Cerulean shall deliver to COMPANY the following:

(i)	the Bill of Sale, executed by a duly appointed officer of Cerulean;

(ii)	the IP Assignment, executed by a duly appointed officer of Cerulean;

(iii)	the Hercules Consent; and

(iv)
a certificate, substantially in the form set forth in Treasury Regulations Section 1.1445-2(b)(2) and reasonably acceptable to COMPANY, certifying that Cerulean is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

Section 2.7    Tax Allocation. Within the thirty (30) days following the Effective Date, COMPANY shall prepare an IRS Form 8594, allocating the Purchase Price, Assumed Liabilities and all other relevant items, as determined for federal income Tax purposes, to the Products and the Assigned Assets in accordance with Section 1060 of the Code and shall deliver such Form 8594 to Cerulean. COMPANY and Cerulean shall timely file an IRS Form 8594 in accordance with such IRS Forms 8594 provided by COMPANY and shall file all other Tax Returns in a manner consistent with such IRS Forms 8594. Neither COMPANY nor Cerulean shall take any position for Tax purposes (whether in audits, Tax Returns, or otherwise) that is inconsistent with such IRS Forms 8594 provided by COMPANY unless otherwise required by Applicable Law.
Section 2.8    Withholding.
COMPANY shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to Cerulean pursuant to this Agreement such amounts as COMPANY is required to deduct or withhold therefrom under any applicable federal, state, local or non-U.S. laws. To the extent such amounts are so deducted or withheld and timely paid by COMPANY to the applicable Government Authority, such amounts will be treated for all purposes under this Agreement as having been paid to Cerulean.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
Section 3.1    Representations and Warranties by Each Party.
Each Party represents and warrants to the other as of the Effective Date that:
(a)    it is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation;
(b)    it has full corporate power and authority to execute, deliver, and perform this Agreement and other agreements contemplated hereby to which it is a party (collectively, the “Transaction Documents”), and has taken all corporate action required by law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;
(c)    this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms;
(d)    all consents, approvals and authorizations from all Government Authorities and other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained;
(e)    the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby do not and shall not (i) conflict with or result in a breach of any provision of its organizational documents; (ii) result in a breach of any agreement to which it is a party; or (iii) violate any Applicable Law; and
(f)    all negotiations relative to this Agreement have been carried on by the Parties directly without the intervention of any Person who may be entitled to any brokerage or finder’s fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby.
Section 3.2    Representations and Warranties by Cerulean.
Except as expressly provided on the Disclosure Schedule, Cerulean represents and warrants to COMPANY as of the Effective Date that, to its knowledge:

Exhibit 2.1

(a)(i) Cerulean is the sole, true and lawful owner of, and has good title to, the Assigned Assets, free and clear of all Liens of any kind; (ii) Cerulean is not, and has not been, bound by any policies or agreements under which the Assigned Assets have been or will be assigned to anyone other than COMPANY; (iii) Cerulean has the right to sell and transfer to COMPANY good, clear record and title to the Assigned Assets, free and clear of all Liens of any kind; and (iv) upon execution and delivery to COMPANY of this Agreement, COMPANY will become the sole, true and lawful owner of, and receive good and marketable title to, the Assigned Assets, free and clear of all Liens.

(b)all CRLX101 and CRLX301 drug supply was manufactured in accordance with cGMP and the specifications set therefor by Cerulean and conform to such specifications.

(c)Exhibit A sets forth a complete and accurate list of the Patent Rights owned or Controlled by Cerulean that solely and exclusively claim or disclose the Products.

(d)Cerulean has the right to assign and transfer the Assigned Assets and Assigned Know How.

(e)(i) the issued patents in the Assigned Patent Rights are valid and enforceable without any third party Claims, challenges, oppositions, nullity actions, interferences, inter-partes reexaminations, inter-partes reviews, post-grant reviews, derivation proceedings, or other proceedings pending or threatened in writing, and (ii) Cerulean has filed and prosecuted patent applications within the Assigned Patent Rights in good faith and complied with all duties of disclosure with respect thereto.

(f)Cerulean and its agents have not committed any act, or omitted to commit any act, that may cause the Assigned Patent Rights to expire prematurely or be declared invalid or unenforceable.

(g)all application, registration, maintenance and renewal fees in respect of the Assigned Patent Rights due and payable before the Effective Date have been paid and all necessary documents and certificates have been filed with the relevant agencies for the purpose of maintaining the Assigned Patent Rights.

(h)Cerulean has not initiated or been involved and is not currently involved in any proceedings or Claims in which it alleges that any Third Party is or was infringing or misappropriating the Assigned Patent Rights or Assigned Know How, nor have any such proceedings been threatened by Cerulean, nor does Cerulean know of any valid basis for any such proceedings.

(i)no officer or employee of Cerulean is subject to any agreement with any other Third Party which requires such officer or employee to assign any interest in any Assigned Assets to any Third Party.

(j)the Assigned CRO Agreements and Assigned Third Party License Agreements are (i) valid; and (ii) enforceable against Cerulean and, against each other party thereto in accordance with their terms, except as enforceability may be effected by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(k)each patient involved in a clinical trial of the Product has executed an informed consent (in substantially the form provided to COMPANY by Cerulean) and a HIPAA authorization. All clinical trials conducted on the Products have been conducted in compliance in all material respects with the relevant protocol and any and all Applicable Laws, regulations and guidelines, and any other relevant professional standard relating to the conduct of the clinical trial and the performance of clinical investigations, including such laws, rules and regulations concerning or promulgated by the FDA. The IND Applications are the only INDs covering the Products.

(l)neither Cerulean, any Affiliate of Cerulean, or to Cerulean’s knowledge, any clinical trial site, investigator or any other person who provided or is providing services in any capacity involved in any clinical trial of the Products (each, a “Clinical Trial Investigator”): (i) is or was subject to any pending or threatened, investigation by (A) the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy set forth in 56 Fed. Reg 46191 (September 10, 1991) or any amendments thereto, (B) the Department of Health and Human Services Office of Inspector General or Department of Justice pursuant to the Federal Anti-Kickback Statute (42 U.S.C. § l 320a-7(b)) or the Civil False Claims Act (31 U.S.C. §§3729 et seq.), or (C) any equivalent statute of any other country; (ii) committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for action under any of the statutes, regulations, and policy referred to in clause. (i); or (iii) has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (A) debarment under 21 U.S.C. §335a or any similar state or foreign law or (B) exclusion under 42 U.S.C. § l 320a-7 or any similar state or foreign law. No data generated by any Clinical Trial Investigator in

Exhibit 2.1

connection with any clinical trial of any Product is, to the knowledge of Cerulean, the subject of any pending regulatory action by the FDA or any other regulatory authority relating to the truthfulness or scientific adequacy of such data.

(m)Cerulean is not now insolvent, and will not be rendered insolvent by any of the transactions contemplated hereby. In addition, immediately after giving effect to the consummation of the transactions contemplated hereby, (i) Cerulean will be able to pay its debts as they become due, (ii) Cerulean will not have unreasonably small capital with which to conduct its present or proposed business, (iii) Cerulean will have assets (calculated at fair market value) that exceed its liabilities, (iv) taking into account all pending and threatened litigation, final judgments against Cerulean in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Cerulean will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Cerulean and (v) the cash available to Cerulean, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

(n)Cerulean has filed all material Tax Returns that it was required to file under Applicable Laws and regulations relating to the Products or the Assigned Assets.

(o)all Taxes due and owing by Cerulean with respect to the Products or the Assigned Assets (whether or not shown on any Tax Return) have been paid. No claim has ever been made by a Government Authority in a jurisdiction where Cerulean does not file Tax Returns with respect to the Products or the Assigned Assets that Cerulean is or may be subject to taxation by that jurisdiction with respect to the Products or the Assigned Assets. There are no Liens for Taxes (other than Taxes not yet due and payable) upon the Products or any of the Assigned Assets. Cerulean has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case, with respect to the Products or the Assigned Assets, which waiver or extension is still in effect.

(p)with respect to the Licensed Patent Rights and Licensed Know How (each as defined in the License Agreement for purposes of this Section 3.2(p)) licensed by Cerulean to COMPANY under the License Agreement:

(i)
Cerulean owns all right, title and interest in and to, or has a license, sublicense or otherwise permission to use and license, all of the Licensed Patent Rights and Licensed Know How free and clear of all Liens;

(ii)
The issued patents in the Licensed Patent Rights are valid and enforceable without any third party Claims, challenges, oppositions, nullity actions, interferences, inter-partes reexaminations, inter-partes reviews, post-grant reviews, derivation proceedings, or other proceedings pending or threatened in writing;

(iii)	Cerulean has filed and prosecuted patent applications within the Licensed Patent Rights in good faith and complied with all duties of disclosure with respect thereto;

(iv)	Cerulean and its agents have not committed any act, or omitted to commit any act, that may cause the Licensed Patent Rights to expire prematurely or be declared invalid or unenforceable;

(v)
Cerulean has not initiated or been involved or is currently involved in any proceedings or claims in which it alleges that any Third Party is or was infringing or misappropriating the Licensed Patent Rights or Licensed Know How, nor have any such proceedings been threatened by Cerulean, nor does Cerulean know of any valid basis for any such proceedings; and

(vi)
Cerulean has not received any written notice from any Person, or has knowledge of, any actual or threatened (in writing) claim or assertion that the use or Practice of the Patent Rights or Licensed Know How infringes or misappropriates the intellectual property rights of a Third Party.

Section 3.3    Disclaimer.
EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, CERULEAN MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE ASSIGNED ASSETS, THE PRODUCTS OR PROPRIETARY INFORMATION, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF ANY INTELLECTUAL PROPERTY RIGHTS, PATENTED OR UNPATENTED, OR NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. Except in the case of fraud, none of Cerulean or any of its Affiliates, stockholders, directors, officers,

Exhibit 2.1

employees, agents, representatives or advisors, or any other person, will have or be subject to any liability or indemnification or other obligation of any kind or nature to COMPANY or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person, resulting from the delivery, dissemination or any other distribution to COMPANY or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person, or the use by COMPANY or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person, of any information provided or made available to any of them by Cerulean or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to COMPANY or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person, in “data rooms,” confidential information memoranda, management presentations or otherwise in anticipation or contemplation of the transactions contemplated by this Agreement, and (subject to the express representations and warranties of Cerulean set forth in this Agreement) none of COMPANY, its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person, has relied on any such information (including the accuracy or completeness thereof).
ARTICLE IV
CONFIDENTIALITY; PUBLICATIONS; PUBLICITY
Section 4.1    Obligation of Confidentiality.
4.1.1    Generally. Each Party’s Proprietary Information will be maintained in confidence and otherwise safeguarded by the recipient Party. The recipient Party may only use the Proprietary Information for the purposes of this Agreement and pursuant to the rights granted to the recipient Party under this Agreement. Subject to the other provisions of this Article IV, each Party will hold as confidential such Proprietary Information of the other Party or its Affiliates in the same manner and with the same protection as such recipient Party maintains its own confidential information, but in no event will such Party use less than commercially reasonable care. Subject to the other provisions of this Article IV, a recipient Party may only disclose Proprietary Information of the other Party to employees, agents, contractors, consultants, and advisers of the Party and its Affiliates and sublicensees and to Third Parties to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this Agreement, if and only if such Persons are bound to maintain the confidentiality of the Proprietary Information in a manner consistent with the confidentiality provisions of this Agreement.
4.1.2    Exceptions. The obligations under this Section 4.1 will not apply to any Proprietary Information to the extent the recipient Party can demonstrate by competent evidence that such Proprietary Information:
(a)    is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the recipient Party or its Affiliates;
(b)    was known to, or was otherwise in the possession of, the recipient Party or its Affiliates prior to the time of disclosure by the disclosing Party or any of its Affiliates;
(c)    is disclosed to the recipient Party or an Affiliate on a non-confidential basis by a Third Party who is, to the receiving Party’s knowledge, entitled to disclose it without breaching any confidentiality obligation to the disclosing Party or any of its Affiliates; or
(d)    is independently developed by or on behalf of the recipient Party or its Affiliates, as evidenced by its written records, without reference to the Proprietary Information disclosed by the disclosing Party or its Affiliates under this Agreement.
Specific aspects or details of Proprietary Information will not be deemed to be within the public domain or in the possession of the recipient Party merely because the Proprietary Information is embraced by more general information in the public domain or in the possession of the recipient Party. Further, any combination of Proprietary Information will not be considered in the public domain or in the possession of the recipient Party merely because individual elements of such Proprietary Information are in the public domain or in the possession of the recipient Party unless the combination and its principles are in the public domain or in the possession of the recipient Party.
4.1.3    Authorized Disclosures. In addition to disclosures allowed under Section 4.1.1 and 4.1.2, either Party may disclose Proprietary Information belonging to the other Party or its Affiliates to the extent such disclosure is necessary to comply with Applicable Law.

Exhibit 2.1

4.1.4    Required Disclosures. Subject to and without limiting Section 4.2.3 below, if the recipient Party is required to disclose Proprietary Information of the disclosing Party by law or in connection with bona fide legal process, such disclosure will not be a breach of this Agreement; provided that the recipient Party
(a)    informs the disclosing Party as soon as reasonably practicable of the required disclosure;
(b)    limits the disclosure to the required purpose; and
(c)    at the disclosing Party’s request and expense, assists in an attempt to object to or limit the required disclosure.
Section 4.2    Publicity.
4.2.1    Trademarks. Neither Party will use the name, symbol, trademark, trade name or logo of the other Party or its Affiliates in any press release, publication or other form of public disclosure without the prior written consent of the other Party in each, except for those disclosures for which consent has already been obtained.
4.2.2    Press Releases. The Parties acknowledge and agree that Cerulean will issue a press release upon execution of this Agreement. Cerulean will provide a draft of such press release to COMPANY for its prompt review and comment.
4.2.3    Duties of Disclosure. Notwithstanding the foregoing, each Party may make any disclosures required of it to comply with any duty of disclosure it may have pursuant to Applicable Law or pursuant to the rules of any recognized stock exchange. If a disclosure is required by Applicable Law or the rules of any recognized stock exchange, the Parties will coordinate with each other with respect to the timing, form and content of such required disclosure. If reasonably requested by the other Party, the Party subject to such obligation will use commercially reasonable efforts to obtain an order protecting, to the maximum extent possible, the confidentiality of any provisions of this Agreement requested by the other Party to be redacted therefrom. If the Parties are unable to agree on the form or content of any required disclosure, such disclosure will be limited to the minimum required as determined by the disclosing Party in consultation with its legal counsel. Without limiting the foregoing, each Party will use commercially reasonable efforts to consult with the other Party on the provisions of this Agreement, together with exhibits or other attachments attached hereto, to be redacted in any filings made by Cerulean or COMPANY with the U.S. Securities and Exchange Commission (or other Government Authority) or as otherwise required by law.
ARTICLE V
INDEMNIFICATION; REMEDIES
Section 5.1    Indemnification by Cerulean.
Cerulean will indemnify, defend, and hold COMPANY, its Affiliates, and their respective officers, directors and employees (“COMPANY Indemnitees”) harmless from any Losses that are suffered or incurred by any of the COMPANY Indemnitees or to which any of the COMPANY Indemnitees may otherwise become subject at any time (including in respect of any Claims against them) to the extent arising or resulting from: (a) fraud, gross negligence or willful misconduct of Cerulean or any of its Affiliates; (b) any costs or expenses owed to Third Parties (including but not limited to Government Authorities) relating to the prosecution and maintenance of the Assigned Patent Rights, to the extent such costs and expenses arose or were incurred prior to the Effective Date; (c) the breach of any of the covenants, warranties or representations made by Cerulean to COMPANY under this Agreement; (d) any research, development, manufacture, use, sale, offer for sale or importation of the Products, by or on behalf of Cerulean, its Affiliates or licensees that occurred on or before the Effective Date, including claims arising out of any clinical trials of the Products conducted by or on behalf of Cerulean, its Affiliates or licensees prior to the Effective Date; (e) any Retained Liability (including any failure to comply with any bulk transfer law or similar legal requirement in connection with the transactions); (f) any claim against COMPANY or NewLink Genetics Corporation pertaining to Cerulean’s involvement or role in this Agreement or the transactions contemplated hereby (excluding any claims by stockholders or other Affiliates of COMPANY); and (g) any proceeding commenced by any COMPANY Indemnitee for the purpose of enforcing a successful claim to indemnification under this Article V.
Section 5.2    Indemnification by COMPANY.
COMPANY will indemnify, defend and hold Cerulean, its Affiliates, and their respective officers, directors and employees (“Cerulean Indemnitees”) harmless from and against any Claims against them to the extent arising or resulting from (a) COMPANY’s, or any of its Affiliates’, sublicensees’ or contractors’ actions or omissions in connection with research, Development, or Commercialization of the Products; (b) the fraud, gross negligence or willful misconduct of COMPANY or any of its Affiliates; (c) any costs or expenses owed to Third Parties (including but not limited to Government Authorities) relating to the prosecution and maintenance of the Assigned Patent Rights, to the extent such costs and expenses arise or are

Exhibit 2.1

incurred after the Effective Date; (d) any Taxes relating to the Products or the Assigned Assets arising in or attributable to a Post- Effective Date Tax Period; (e) the breach of any of the covenants, warranties, or representations made by COMPANY to Cerulean under this Agreement; (f) any Assumed Liability; and (g) any proceeding commenced by any Cerulean Indemnitee for the purpose of enforcing a successful claim to indemnification under this Article V.
Section 5.3    Indemnification Procedure.
5.3.1    Coordination. For the avoidance of doubt, all indemnification claims in respect of a COMPANY Indemnitee or Cerulean Indemnitee will be made solely by COMPANY or Cerulean, respectively.
5.3.2    Notification. A Party seeking indemnification hereunder (“Indemnified Party”) will notify the other Party (“Indemnifying Party”) in writing reasonably promptly after the assertion against the Indemnified Party of any Claim or fact in respect of which the Indemnified Party intends to base a claim for indemnification hereunder (“Indemnification Claim Notice”), but the failure or delay to so notify the Indemnifying Party will not relieve the Indemnifying Party of any obligation or liability that it may have to the Indemnified Party, except to the extent that the Indemnifying Party demonstrates that its ability to defend or resolve such Claim is adversely affected thereby. The Indemnification Claim Notice will contain a description of the claim and the nature and amount of the claim (to the extent that the nature and amount of such claim is known at such time). Upon the request of the Indemnifying Party, the Indemnified Party will furnish promptly to the Indemnifying Party copies of all correspondence, communications and official documents (including court documents) received or sent in respect of any such Claim.
5.3.3    Right to Assume Defense of Claims. The Indemnifying Party will have the right, upon written notice given to the Indemnified Party within 30 days after receipt of the Indemnification Claim Notice to assume the defense and handling of any such Claim, at the Indemnifying Party’s sole expense, in which case the provisions of Section 5.3.4 will govern. If the Indemnifying Party does not give written notice to the Indemnified Party, within 30 days after receipt of the Indemnification Claim Notice, of the Indemnifying Party’s election to assume the defense and handling of such Claim, the provisions of Section 5.3.5 will govern.
5.3.4    Assumption of Defense. Upon assumption of the defense of a Claim by the Indemnifying Party:
(a)    the Indemnifying Party will have the right to and will assume sole control and responsibility for dealing with the Claim;
(b)    the Indemnifying Party may, at its own cost, appoint as counsel in connection with conducting the defense and handling of such Claim any law firm or counsel reasonably selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party;
(c)     the Indemnifying Party will keep the Indemnified Party informed of the status of such Claim;
(d)    the Indemnifying Party will be responsible for all amounts payable in settlement of such claim, upon judgment by a court or by determination of an arbitrator or mediator or otherwise; and
(e)    the Indemnifying Party will have the right to settle the Claim on any terms the Indemnifying Party chooses; provided, however, that it will not, without the prior written consent of the Indemnified Party (not to be unreasonably delayed), agree to a settlement of any Claim which (i) could impair a Party’s ability, right or obligation to perform its obligations under this Agreement or to Practice the Assigned Patent Rights or the License Back as provided herein; (ii) could lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder; or (iii) admits any wrongdoing or responsibility for the Claim on behalf of the Indemnified Party; provided, however, that for the avoidance of doubt, settlements involving only the payment of money by the Indemnifying Party will not constitute settlements that invoke clauses (i) through (iii).
The Indemnified Party will cooperate with the Indemnifying Party and will be entitled to participate in, but not control, the defense of such Claim with its own counsel and at its own expense. In particular, the Indemnified Party (at the sole cost and expense of the Indemnifying Party) will furnish such records, information and testimony, provide witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation will include reasonable access during normal business hours by the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Claim, and making the Indemnified Party, the Indemnitees and its and their employees and agents available on a mutually convenient basis (at the sole cost and expense of the Indemnifying Party) to provide additional information and explanation of any records or information provided.
5.3.5    No Assumption of Defense. If (a) the Indemnifying Party does not give written notice to the Indemnified Party as set forth in Section 5.3.3, (b) fails to conduct the defense and handling of any Claim in good faith after having assumed

Exhibit 2.1

such, or (c) the Indemnified Party provides written notice to the Indemnifying Party that, in its reasonable belief, the defense is inadequate, citing the specific aspects of the defense that the Indemnified Party reasonably believes are inadequate, and the Indemnifying Party does not cure such inadequacies within thirty (30) days after the receipt of such notice, the Indemnified Party may, at the Indemnifying Party’s expense, select counsel reasonably acceptable to the Indemnifying Party in connection with conducting the defense and handling of such Claim and defend or handle such Claim in such manner as it may deem appropriate. In such event, the Indemnified Party will keep the Indemnifying Party timely apprised of the status of such Claim and will not settle such Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed. If the Indemnified Party defends or handles such Claim, the Indemnifying Party will cooperate with the Indemnified Party, at the Indemnified Party’s request but at no expense to the Indemnified Party, and will be entitled to participate in the defense and handling of such Claim with its own counsel and at its own expense.
Section 5.4    Mitigation of Loss.
Each Indemnified Party will take and will procure that its Affiliates take all such commercially reasonable steps and action as are required by Applicable Law in order to mitigate any Claims (or potential losses or damages) under this Article V. Nothing in this Agreement will or will be deemed to relieve any Party of any common law or other duty to mitigate any Losses incurred by it.
Section 5.5    Special, Indirect and Other Losses.
NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR FOR ANY ECONOMIC LOSS OR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY, EXCEPT TO THE EXTENT ANY SUCH DAMAGES (A) ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS AGREEMENT; (B) ARISE FROM A PARTY’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; OR (C) RELATE TO THE MISAPPROPRIATION OF A PARTY’S INTELLECTUAL PROPERTY RIGHTS OR THE DISCLOSURE OF A PARTY’S CONFIDENTIAL INFORMATION IN VIOLATION OF ARTICLE VI.
Section 5.6    No Exclusion.
Neither Party excludes any liability for death or personal injury caused by its negligence or that of its employees, agents or sub-contractors.
Section 5.7    Survival.
The parties, intending to contractually shorten the applicable statute of limitations, agree that the representations and warranties of Cerulean and COMPANY set forth in this Agreement shall survive the Effective Date and the consummation of the transactions contemplated hereby and shall continue until the date that is 12 months following the Effective Date, at which time they shall expire (other than fraud and the representations and warranties of Cerulean set forth in Section 3.2(m), which shall survive indefinitely).
Section 5.8    Limitations.
No claims for indemnification shall be valid and assertable until the aggregate amount of Losses incurred by an Indemnified Party are in excess of $50,000 (other than claims for fraud and the representations and warranties of Cerulean set forth in Section 3.2(m), which shall not be subject to any such limitation). The aggregate amount of damages for which any Party is obligated to provide indemnification under this Agreement shall not exceed the Purchase Price (other than (a) claims for fraud, gross negligence or willful misconduct, (b) claims with respect to the breach of the representations and warranties of Cerulean set forth in Section 3.2(m), and (c) claims pursuant to Section 5.1(e) or Section 5.2(f), which shall not be subject to any such limitation; and other than claims actually covered by Cerulean’s clinical trial insurance tail policy, which shall be limited to the actual amounts covered under such policy).
Section 5.9    Tax Treatment.
To the extent permitted by Applicable Law, all indemnity payments made pursuant to this Agreement shall be treated by the Parties as an adjustment to the Purchase Price.

Exhibit 2.1

ARTICLE VI
GENERAL PROVISIONS
Section 6.1    Assignment.
Neither Party may assign its rights and obligations under this Agreement without the other Party’s prior written consent, except that
(a)    COMPANY may assign its rights and obligations under this Agreement or any part hereof to one or more of its Affiliates;
(b)    Cerulean may assign its rights and obligations under the License Agreement to an acquirer of Cerulean’s applicable Intellectual Property Rights, provided that Cerulean requires such acquirer to assume the License Agreement; and
(c)     either Party may assign this Agreement in its entirety to a successor to all or substantially all of its business or assets to which this Agreement relates.
Any permitted assignee will assume all obligations of its assignor under this Agreement. Any attempted assignment in contravention of the foregoing will be void. Subject to the terms of this Agreement, this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
Section 6.2    Extension to Affiliates.
COMPANY will have the right to extend the rights, immunities and obligations granted in this Agreement to one or more of its Affiliates. All applicable terms and provisions of this Agreement will apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to COMPANY. COMPANY will remain liable for any acts or omissions of its Affiliates.
Section 6.3    Severability.
Should one or more of the provisions of this Agreement become void or unenforceable as a matter of law, then this Agreement will be construed as if such provision were not contained herein and the remainder of this Agreement will be in full force and effect, and the Parties will use their commercially reasonable efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties.
Section 6.4    Governing Law and Jurisdiction.
This Agreement will be governed by and construed under the laws of the State of Delaware (without giving effect to principles of conflicts of laws).
Section 6.5    Waivers and Amendments.
The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver will be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.
Section 6.6    Relationship of the Parties; Fair Market Value.
Nothing contained in this Agreement will be deemed to constitute a partnership, joint venture, or legal entity of any type between Cerulean and COMPANY, or to constitute one as the agent of the other. Moreover, each Party will not construe this Agreement, or any of the transactions contemplated hereby, as a partnership for any tax purposes. Nothing in this Agreement will be construed to give any Party the power or authority to act for, bind, or commit the other. The Parties acknowledge that the payments contemplated by this Agreement were negotiated on an arm’s-length basis and constitute a fair market valuation of the Assigned Assets were determined through an arm’s-length negotiation.
Section 6.7    Notices.
All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when: delivered by hand (with written confirmation of receipt), or when received by the addressee, if sent by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses set forth below (or to such other addresses and fax numbers as a Party may designate by notice):

Exhibit 2.1

If to Cerulean:
Cerulean Pharma Inc.
35 Gatehouse Drive
Waltham, MA 02451 USA
Attn: Chief Executive Officer
With a copy to: General Counsel
If to COMPANY:
NewLink Genetics Corporation
2503 South Loop Drive, Suite 5100
Ames, Iowa 50010
Attn: Legal Department
Section 6.8    Further Assurances.
COMPANY and Cerulean will execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary to carry out the intent and purposes of this Agreement.
Section 6.9    No Third Party Beneficiary Rights.
The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they will not be construed as conferring any rights to any Third Party (including any third party beneficiary rights).
Section 6.10    Expenses.
Except as otherwise expressly provided in this Agreement, each Party will pay the fees and expenses of its respective lawyers and other experts and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution and delivery of this Agreement.
Section 6.11    Entire Agreement.
This Agreement, together with its Exhibits, sets forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other prior communications between the Parties with respect to such subject matter. In the event of any conflict between a substantive provision of this Agreement and any Exhibit hereto, the substantive provisions of this Agreement will prevail.
Section 6.12    Rules of Interpretation.
In this Agreement, unless otherwise specified:
(a)    “includes” and “including” will mean including without limitation, and “or” will mean “and/or”;
(b)    a reference to an Article of this Agreement includes all Sections in such Article, and a reference to a Section of this Agreement includes all subsections of that Section;
(c)    “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used;
(d)    a “Party” includes its permitted assignees and/or the respective successors in title to substantially the whole of its undertaking;
(e)    a statute or statutory instrument or any of their provisions is to be construed as a reference to that statute or statutory instrument or provision as the same may be amended or re-enacted from time to time after the Effective Date;
(f)    words denoting the singular will include the plural and vice versa and words denoting any gender will include all genders;
(g)    except where otherwise indicated, references to a “license” will include “sublicense” and references to a “licensee” will include “sublicensee”, unless the context otherwise provides;
(h)    the Exhibits and Schedules form part of the operative provision of this Agreement and references to this Agreement will, unless the context otherwise requires, include references to the Exhibits and Schedules;

Exhibit 2.1

(i)    the headings in this Agreement are for convenience only and will not be considered in the interpretation of this Agreement; and
(j)    the terms and conditions of this Agreement are the result of negotiations between the Parties and this Agreement will not be construed in favor of or against any Party by reason of the extent to which either Party participated in the preparation of this Agreement.
Section 6.13    Counterparts.
This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
Section 6.14    Cumulative Remedies.
No remedy referred to in this Agreement is intended to be exclusive, but each will be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Applicable Law.
Section 6.15    Attorneys’ Fees.
If any proceeding relating to the Transaction Documents or the enforcement of any provision of any of the Transaction Documents is brought against any Party, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs, and disbursements (in addition to any other relief to which the prevailing Party may be entitled).
Section 6.16    Tax Matters.
All Tax matters relating to the Products or the Assigned Assets shall be handled as follows:
(a)    COMPANY and Cerulean shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of any Tax Return, statement, report or form, in any audit, litigation or other proceeding with respect to Taxes relating to the Products or the Assigned Assets or arising from the transactions contemplated by this Agreement. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each of the Parties agrees (i) to retain all books and records with respect to Tax matters pertinent to Company relating to any Pre-Effective Date Tax Period, and to abide by all record retention agreements entered into with any taxing authority and (ii) to give the other Party reasonable written notice prior to destroying or discarding any such books and records and, if the Party so requests, shall allow the other Party to take possession of such books and records.
(b)    All transfer, documentary, recording, sales, use, value added, conveying, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne by Cerulean and Cerulean shall, at its own expense, prepare and file all necessary Tax Returns and other documentation with respect to all such Taxes. COMPANY shall, to the extent required by Applicable Law, join in the execution of any such Tax Returns. Furthermore, each of COMPANY and Cerulean agrees to use commercially reasonable efforts to cause the consummation of the transactions contemplated hereby to qualify for any exemption from any such Taxes described in this Section 6.15(b) to the extent such an exemption is permitted by Applicable Law.
(c)    All ad valorem Taxes and similar ad valorem obligations levied with respect to the Products or the Assigned Assets for a Straddle Period shall be apportioned between Cerulean and COMPANY as of the Effective Date based on the number of days of such taxable period included in the Pre-Effective Date Tax Period and the number of days of such taxable period included in the Post-Effective Date Tax Period. Cerulean shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Effective Date Tax Period, and COMPANY shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Effective Date Tax Period. Within a reasonable period, Cerulean and COMPANY shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 6.16(c), together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the Party owing it to the other Party within ten (10) days after delivery of such statement. Any payment required under this Section 6.16(c) and not made within ten (10) days after delivery of the statement shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid.

Signature Page

Exhibit 2.1

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed by their respective duly authorized representatives as of the Effective Date.

BlueLink Pharmaceuticals, Inc.	Cerulean Pharma Inc.

_/s/ Charles J. Link Jr.____________	_/s/ Christopher D. T. Guiffre___________
Signature	Signature

___Charles J. Link Jr._________________	____Christopher D. T. Guiffre__________
Printed Name	Printed Name

___Chief Executive Officer___________	____President & Chief Executive Officer-----_
Title	Title